Exhibit 10.1
January 16, 2009
Mary S. Schott
2506 Galicia
La Verne, California 91750

Re:	Director Offer Letter
Dear Ms. Schott:
     T3 Motion, Inc., a Delaware corporation (the “Company”), is pleased to offer you a director position on its Board of Directors (the “Board”). We are very impressed with your credentials, and we look forward to your future success in this role.
     Should you choose to accept this position as a member of the Board, this letter shall constitute an agreement (“Agreement”) between you and the Company and contains all the terms and conditions relating to the services you are to provide.
     1. Term. This Agreement shall be for the ensuing year, effective as of the date of this Agreement. Your term as director shall continue subject to the provisions in Section 8 below or until your successor is duly elected and qualified. The position shall be up for re-election each year at the annual stockholders’ meeting and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.
     2. Services. You shall render services as a member of the Board. You shall be required to attend, at minimum, six meetings of the Board either in-person or by telephone. Should you be elected to serve on a committee of the Board, you shall be required to attend a minimum of that number of meetings of such committee as required by its members pursuant to the charter of such committee. As an independent director, you may also be required to at least one (1) meeting with the other independent directors without the presence of the Company’s officers and non-independent directors. The services described in this Section 2 shall hereinafter be referred to as your “Duties.”
     3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement. You agree, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

     4. Compensation.
          4.1. Cash. You shall receive cash compensation of $20,000 for each calendar year of service under this Agreement on a pro-rated basis. You shall be reimbursed for reasonable expenses incurred by you in connection with the performance of your Duties (including travel expenses for meetings you attend in-person).
          4.2. Stock Options. You will receive an option to purchase 50,000 shares of the Company’s common stock (the “Stock Option”) at fair market value as determined by the Board of Directors under the Company’s 2007 Stock Option/Stock Issuance Plan (the “Plan”). Following the execution of this letter agreement, the Company shall deliver to you documents evidencing the grant of Stock Option. The Stock Option shall fully vest and become exercisable on the first anniversary of the date of this letter agreement (provided that you have remained in the service of the Company as a director during such vesting period). The Stock Option shall expire upon the earlier of (i) five (5) years from the date of this letter agreement, (ii) one year following the termination of your service to the Company as a director, or (iii) upon a change in control of the Company as provided in the Plan. Any unvested Stock Option shall terminate upon cessation of services to the Company. The Company shall use its best efforts to issue shares of its Common Stock pursuant to this Section 4.2 in a timely manner.
          4.3. Service on Board Committee(s). Should you be named to a committee of the Board, you shall receive cash compensation in addition to the compensation described under Section 4.1 above in the amount of $500 per committee.
     5. D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under an officers and directors insurance policy with coverage not to exceed $2,000,000, which the Company shall obtain within a reasonable period of time.
     6. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.
     7. Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:
          7.1. Definition. For purposes of this Agreement, the term “Confidential Information” means:
               a. Any information that the Company possesses that has been created, discovered, or developed by or for the Company, and that has or could have commercial value or utility in the business in which the Company is engaged; or
               b. Any information that is related to the business of the Company and is generally not known by non-Company personnel.
               c. By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics, and agreements.

          7.2. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:
               a. Any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;
               b. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and
               c. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.
          7.3. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines, or any other documents or items that in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation, as defined in Section 8 herein.
          7.4. No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this Section 7.4 shall survive termination of this Agreement.
     8. Termination and Resignation. Your membership on the Company’s Board may be terminated for any or no reason at a meeting called expressly for that purpose by a vote of the stockholders holding at least fifty percent (50%) of the shares of the Company’s issued and outstanding shares entitled to vote. Your membership on the Company’s Board may also be terminated for cause by a majority of the Board. You may also terminate your membership on the Board for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon its acceptance by the Board, provided, however, that if the Board has not acted on such written notice within ten days from its date of delivery, then your Resignation shall upon the tenth day be deemed accepted by the Board. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any cash compensation (or equivalent value in Company common stock shares) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.
     9. Governing Law. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of the State of California applicable to agreements made and to be performed entirely in the State of California.

     10. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.
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     This Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

T3 MOTION, INC.

By:	/s/ Ki Nam Ki Nam
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Mary S. Schott Mary S. Schott